CONSENT OF INDEPENDENT AUDITORS


     We consent to the incorporation by reference in this Post-Effective Amendment No. 19 to Registration Statement No. 33-31072 of Lord Abbett Series Fund, Inc. - Bond-Debenture Portfolio, Growth and Income Portfolio, International Portfolio and Mid-Cap Value Portfolio on Form N-1A of our reports dated February 16, 2001, appearing in the 2000 Annual Report to Shareholders of Lord Abbett Series Fund, Inc. - Growth and Income Portfolio, International Portfolio and Mid-Cap Value Portfolio and to the
     references to us under the captions "Financial Highlights" in the Prospectuses and "Independent Auditors" and "Financial Statements" in the Statement of Additional Information, all of which are part of such Registration Statement.




Deloitte & Touche LLP
New York, New York
April 25, 2001